Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2008 Third Quarter and First Nine Months

➢	Worldwide Net Revenue Increased 4% for the 2008 Third Quarter and 5% for the 2008 First Nine Months

➢	Third Quarter Revenue Growth in Pharmaceuticals Division Led by Solid Growth of Enbrel +32%, Nutritionals +18% and Prevnar +13%

➢	Guidance for 2008 Full Year Diluted EPS, before Certain Significant Items, Revised to a Range of $3.49 to $3.55

➢	Dividend to Stockholders Increased by 7.1%

Madison, N.J., October 22, 2008 - Wyeth (NYSE: WYE) today reported results for the 2008 third quarter and first nine months ending September 30, 2008. Worldwide net revenue increased 4%, to $5.8 billion, for the 2008 third quarter and 5%, to $17.5 billion, for the first nine months of 2008. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 2% for the 2008 third quarter and increased 1% for the 2008 first nine months.

“Wyeth’s results so far this year reflect the continued solid performance of our major growth engines – Enbrel, Prevnar and our Nutritionals franchise,” said Bernard Poussot, Chairman, President and Chief Executive Officer. “For the first nine months of 2008, our revenues grew five percent despite the launch of Protonix generics last December. Wyeth has become a well diversified global biopharmaceutical company with 43 percent of its revenues represented by vaccines, biotechnology and nutritional products.”

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Wyeth (Continued)

Product Highlights for the Third Quarter and First Nine Months of 2008

The following table presents worldwide net revenue from Wyeth’s principal products for the 2008 third quarter and first nine months, together with the percentage changes from the comparable periods in the prior year:

	(UNAUDITED)
	Three Months Ended 9/30/2008		Nine Months Ended 9/30/2008
Principal Products	$ in millions	Increase/(Decrease)	$ in millions	Increase/(Decrease)

Effexor	$982	3%	$3,026	7%

Prevnar	717	13%	2,113	12%

Enbrel

Outside U.S. and Canada	697	32%	1,995	35%

Alliance Revenue - U.S. and Canada	294	23%	904	23%

Nutritionals	408	18%	1,249	19%

Zosyn/Tazocin	305	7%	966	14%

Premarin family	262	(8)%	809	2%

Protonix family(1)	234	(45)%	621	(57)%

Centrum	186	7%	558	11%

Advil	165	(7)%	502	1%

(1)

Protonix family net revenue for the 2008 third quarter and first nine months reflects revenue from both the branded product, $92 and $279, respectively, and Wyeth’s own generic version, $142 and $342, respectively.

2008 Third Quarter Results

Overall net revenue increased 4% for the 2008 third quarter, primarily driven by Wyeth’s key pharmaceutical franchises, such as ENBREL®, PREVNAR® and Nutritional products, as well as the favorable impact of foreign exchange. Partially offsetting the increases were lower sales of the PROTONIX® family.

Selling, general and administrative expenses, excluding certain significant items, decreased 6% for the 2008 third quarter (7% excluding the impact of foreign exchange) versus the 2007 third quarter, primarily due to the realization of cost savings as a result of Project Impact.

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Wyeth (Continued)

Research and development expenses, excluding certain significant items, decreased 1% for the 2008 third quarter versus the 2007 third quarter.

Other (income) expense, net for the 2008 third quarter primarily included costs associated with our foreign exchange hedging program and investment activity, which were partially offset by royalty income and product divestitures. The investment activity included write-downs of Lehman Brothers and Washington Mutual bonds totaling $68.7 million.

The Company’s tax rate for the 2008 third quarter, excluding certain significant items, increased to 33.2% from 29.6% in the 2007 third quarter. The increase in the tax rate for the 2008 third quarter versus the 2007 third quarter resulted primarily from certain charges in countries with lower tax rates and the fact that there was no benefit in the 2008 third quarter from the U.S. Research and Development Tax Credit, which had expired in December 2007 but was subsequently renewed on October 3, 2008. The effect of the U.S. Research and Development Tax Credit renewal will be reflected in our 2008 fourth quarter tax rate. Our full year effective tax rate range is still expected to be 29% - 31%.

Net income and diluted earnings per share for the 2008 third quarter were $1,138.4 million and $0.84, respectively, compared with $1,145.9 million and $0.84 for the 2007 third quarter. The 2008 third quarter results included charges of $115.2 million ($79.8 million after-tax or $0.06 per share-diluted) related to the Company’s productivity initiative. The 2007 third quarter results included productivity initiative charges of $117.1 million ($86.0 million after-tax or $0.06 per share-diluted). Net income and diluted earnings per share, before these certain significant items, for the 2008 third quarter were $1,218.2 million and $0.90, respectively, compared with $1,231.9 million and $0.90 for the 2007 third quarter.

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Wyeth (Continued)

2008 First Nine Months Results

Net revenue increased 5% for the 2008 first nine months, primarily driven by Wyeth’s key pharmaceutical franchises, such as Enbrel, Prevnar and Nutritional products, and the favorable impact of foreign exchange. Net revenue from EFFEXOR® and ZOSYN® also increased for the 2008 first nine months due primarily to price increases in the case of Effexor and increased volume in the case of Zosyn. Partially offsetting the increases were lower sales of the Protonix family.

Selling, general and administrative expenses, excluding certain significant items, for the first nine months of 2008 increased 2% (and decreased 2% excluding the impact of foreign exchange) versus the first nine months of 2007.

Research and development expenses, excluding certain significant items, for the 2008 first nine months increased 3% (2% excluding the impact of foreign exchange) versus the 2007 first nine months due to higher late-stage clinical trial spending.

Other (income) expense, net, excluding certain significant items, for the first nine months of 2008 primarily included costs associated with our foreign exchange hedging program and investment activity, which were partially offset by royalty income and product divestitures. The investment activity included write-downs of Lehman Brothers and Washington Mutual bonds totaling $68.7 million. Royalty income included a one-time royalty milestone payment of $60.0 million related to the previously divested SYNVISC® product line.

The Company’s tax rate for the first nine months of 2008, excluding certain significant items, increased to 31.6% from 29.3% in the first nine months of 2007. As noted earlier, the tax rate for the first nine months of 2008 does not include any benefit from the U.S. Research and Development Tax Credit.

Net income and diluted earnings per share for the first nine months of 2008 were $3,457.4 million and $2.56, respectively, compared with $3,598.5 million and $2.63 for the 2007 first nine months. Results for the first nine months of 2008 included net charges of $351.4 million ($259.9 million after-tax or $0.19 per share-diluted) related to the Company’s productivity initiative. Results for the first nine months of 2007 included productivity

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Wyeth (Continued)

initiative charges of $209.5 million ($152.5 million after-tax or $0.11 per share-diluted). Net income and diluted earnings per share, before these certain significant items, for the first nine months of 2008 were $3,717.4 million and $2.75, respectively, compared with $3,751.0 million and $2.74 for the first nine months of 2007.

“In a tough economy, Wyeth delivered a solid quarter,” said Mr. Poussot. “Based on this performance, we have revised our 2008 full year diluted earnings per share guidance to a range of $3.49 to $3.55, exclusive of certain significant items.”

To assist in performing third quarter and first nine months comparisons, a presentation, which excludes our productivity initiative, is provided under “Results of Operations – As Adjusted.”

Segment Information

The following table presents worldwide net revenue by reportable segment, together with the percentage changes from the comparable periods in the prior year:

	(UNAUDITED)
	Three Months Ended 9/30/2008		Nine Months Ended 9/30/2008
Net Revenue by Reportable Segment	($ in millions)	Increase/(Decrease)	($ in millions)	Increase

Pharmaceuticals	$4,890	5%	$14,616	5%

Consumer Healthcare	679	(5)%	2,019	4%

Animal Health	261	11%	851	8%

Consolidated Total	$5,830	4%	$17,486	5%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 5% for the 2008 third quarter and first nine months due primarily to higher sales of Enbrel, Prevnar and Nutritional products, as well as the favorable impact of foreign exchange. Net revenue from Effexor and Zosyn also increased for the first nine months of 2008. Also contributing to net revenue growth were new products such

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Wyeth (Continued)

as TYGACIL®, TORISEL™ and PRISTIQ™. The increase in Pharmaceuticals net revenue was offset, in part, by lower sales of the Protonix family. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 3% for the 2008 third quarter and increased 1% for the 2008 first nine months.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue decreased 5% for the third quarter of 2008 due primarily to a decrease in sales of ROBITUSSIN® and ADVIL®, partially offset by an increase in sales of CENTRUM® and the favorable impact of foreign exchange. Worldwide Consumer Healthcare net revenue increased 4% for the first nine months of 2008 due primarily to an increase in sales of Centrum and CALTRATE® and the favorable impact of foreign exchange, partially offset by lower sales of Robitussin. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue decreased 6% for the 2008 third quarter and for the 2008 first nine months was comparable to the 2007 first nine months.

In September 2008, Consumer Healthcare completed the purchase of the THERMACARE® product line, a leading over-the-counter heat wrap, from Procter & Gamble. The transaction is expected to enhance Wyeth’s global position in pain management.

Animal Health

Worldwide Animal Health net revenue increased 11% for the third quarter of 2008 due primarily to higher sales of livestock products, driven by ZULVAC® bluetongue vaccine, equine products and the favorable impact of foreign exchange. For the 2008 first nine months, net revenue increased 8% due primarily to higher sales of livestock, poultry and companion animal products and the favorable impact of foreign exchange, which were offset, in part, by lower sales of equine products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 9% for the third quarter of 2008 and 3% for the first nine months of 2008.

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Wyeth (Continued)

R&D Update

Later this month, Wyeth will present Phase 3 pediatric data for its investigational 13-valent pneumococcal conjugate vaccine PREVNAR 13 at the meeting of the Interscience Conference on Antimicrobial Agents and Chemotherapy/Infectious Diseases Society of America in Washington, D.C. The Company expects to complete its U.S. filing for pediatric use of the vaccine in the first quarter of 2009, with other pediatric global filings expected at the same time, or possibly earlier. Prevnar 13 is also being studied in Phase 3 global clinical trials in adults.

Productivity Initiative

In the 2008 third quarter, the Company continued to realize the benefits of Project Impact, a company-wide program designed to initially address short-term fiscal challenges, particularly the significant loss of sales and profits resulting from the launch of generic versions of Protonix. Longer-term, Project Impact will include strategic actions that will fundamentally change how the Company conducts business as it adapts to the continuously changing business climate.

When fully implemented, we expect this initiative to generate annual cost savings in a range of $1.0 to $1.5 billion.

The charges for the third quarter and first nine months of 2008 included expenses of $115.2 million and $456.1 million, respectively, primarily for severance and other employee-related costs associated with a reduction in workforce of approximately 6%. The expenses in connection with the productivity initiative for the first nine months of 2008 were offset, in part, by a $104.7 million gain on the sale of a manufacturing facility in Japan in the 2008 first quarter. The third quarter and first nine months of 2007 included productivity initiative charges of $117.1 million and $209.5 million, respectively, primarily related to manufacturing site network consolidation initiatives.

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Wyeth (Continued)

Increase in Common Stock Dividend

As previously announced on September 25, 2008, the Company declared a dividend of thirty cents ($0.30) per share on the outstanding shares of its common stock, payable on December 1, 2008 to stockholders of record at the close of business on November 13, 2008. This quarterly rate represents a 7.1% increase per share from the previous quarter ($0.28).

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

 (In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Net Revenue	$5,829,582	$5,619,536	$17,485,589	$16,636,272

Cost of Goods Sold	1,571,467	1,617,581	4,817,417	4,622,269

Selling, General and Administrative Expenses	1,635,719	1,670,671	5,190,432	4,871,222

Research and Development Expenses	799,757	798,464	2,475,201	2,374,319

Interest (Income) Expense, Net	12,953	(39,622)	4,182	(73,440)

Other (Income) Expense, Net	101,878	(61,416)	(86,284)	(251,748)

Income before Income Taxes	1,707,808	1,633,858	5,084,641	5,093,650

Provision for Income Taxes	569,401	487,953	1,627,193	1,495,120

Net Income	$1,138,407	$1,145,905	$3,457,448	$3,598,530

Basic Earnings per Share	$0.85	$0.85	$2.59	$2.68

Average Number of Common Shares Outstanding during Each Period - Basic	1,332,744	1,343,036	1,333,542	1,343,897

Diluted Earnings per Share	$0.84	$0.84	$2.56	$2.63

Average Number of Common Shares Outstanding during Each Period - Diluted	1,356,909	1,372,145	1,358,902	1,376,505

 See Notes to Results of Operations.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three and nine months ended September 30, 2008 and 2007, adjusted to exclude charges, which are considered certain significant items during the 2008 and 2007 third quarter and first nine months.

The comparative results of operations – as adjusted are as follows:

 (In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Net Revenue	$5,829,582	$5,619,536	$17,485,589	$16,636,272

Cost of Goods Sold	1,528,702	1,506,381	4,661,083	4,439,890

Selling, General and Administrative Expenses	1,569,629	1,664,801	4,922,217	4,844,341

Research and Development Expenses	793,362	798,434	2,443,685	2,374,079

Interest (Income) Expense, Net	12,953	(39,622)	4,182	(73,440)

Other (Income) Expense, Net	101,878	(61,416)	18,371	(251,748)

Income before Income Taxes	1,823,058	1,750,958	5,436,051	5,303,150

Provision for Income Taxes	604,811	519,053	1,718,673	1,552,120

Net Income	$1,218,247	$1,231,905	$3,717,378	$3,751,030

Basic Earnings per Share	$0.91	$0.92	$2.79	$2.79

Average Number of Common Shares Outstanding during Each Period - Basic	1,332,744	1,343,036	1,333,542	1,343,897

Diluted Earnings per Share	$0.90	$0.90	$2.75	$2.74

Average Number of Common Shares Outstanding during Each Period - Diluted	1,356,909	1,372,145	1,358,902	1,376,505

 See Notes to Results of Operations.

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Wyeth (Continued)

Notes to Results of Operations

(1)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, performance share awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional shares of common stock (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes related to these debentures was $5,687 and $19,523 for the 2008 third quarter and first nine months, respectively, compared with $7,838 and $23,617 for the 2007 third quarter and first nine months, respectively.

(2)	Other (income) expense, net included royalty income for the 2008 third quarter and first nine months of $34,190 and $202,179, respectively, compared with $63,265 and $202,048 for the prior year. The 2008 first nine months included a one-time royalty milestone payment of $60,000 related to the previously divested Synvisc product line. Other (income) expense, net also included pre-tax gains from product divestitures of $15,567 for the 2008 third quarter and $48,768 for the 2008 first nine months compared with $2,725 for the 2007 third quarter and $60,309 for the 2007 first nine months. Also included in Other (income) expense, net in the third quarter of 2008 are write-downs of Lehman Brothers and Washington Mutual bonds totaling $68,657.

(3)	Certain significant items, which have been described under “Productivity Initiative,” have been excluded from the results of operations – as adjusted for the 2008 and 2007 third quarter and first nine months as follows:

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
(In thousands except per share amounts)	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Cost of Goods Sold	$42,765	$111,200	$156,334	$182,380

Selling, General and Administrative Expenses	66,090	5,870	268,215	26,881

Research and Development Expenses	6,395	30	31,516	239

Total Productivity Initiative Charges(a)	115,250	117,100	456,065	209,500

Other Income, Net(b)	—	—	(104,655)	—

Net Productivity Initiative Charges	$115,250	$117,100	$351,410	$209,500

Net Productivity Initiative Charges, After-Tax	$79,840	$86,000	$259,930	$152,500

Decrease in Diluted Earnings per Share	$0.06	$0.06	$0.19	$0.11

(a)	2008 charges are primarily severance and other employee-related costs associated with an approximate 6% reduction in workforce. 2007 charges were primarily related to manufacturing site network consolidation initiatives.

(b)	Other income, net represents the net gain on the sale of a manufacturing facility in Japan.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

The statements in this press release and on the related conference call that are not historical facts, including our revised 2008 financial guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, if the assumptions underlying our revised 2008 financial guidance (including key assumptions regarding, among other things, the impact of generic pantoprazole tablets on sales of Protonix, achievement of cost reductions relating to Project Impact, the timing and impact of potential generic competition for Zosyn and Effexor XR, and continued growth in sales of certain of our principal products, including Prevnar, Enbrel and our Nutritional products) prove incorrect, our actual results could differ materially from our guidance. In addition, the statements in this press release and on the related conference call regarding development and regulatory timelines for our pipeline products are subject to risks and uncertainties related to both the timing and success of regulatory submissions and review and decisions by regulatory authorities, including the possibility that regulatory authorities will not agree with our assessments of clinical data or the sufficiency of regulatory submissions, will require additional clinical trials or other data, will take longer to review our submissions than we expect, or will determine not to approve our applications. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, without limitation, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A,

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Wyeth (Continued)

RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8 a.m. Eastern Daylight Time today. The purpose of the call is to review the financial results of the Company for the 2008 third quarter and first nine months. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink.

Also, for recent announcements and additional information, including product sales information, please refer to the Company’s Internet Web site.

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